UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 12, 2013 (December 6, 2013)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  -  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2013, the Compensation Committee of the Board of Directors (“Board”) of U.S. Energy Corp. (the “Company”) recommended, and the Board approved, a new Performance Compensation Plan (the “Plan”) and 2014 Bonus Award Matrix Criteria under the Plan (the “Bonus Criteria”).  Annual base compensation for the Company’s executive officers in 2014 will remain unchanged from 2013.  Currently, the Company’s executive officers are paid the following annual base compensation: $283,067 to Keith G. Larsen; $274,248 to Mark J. Larsen; $193,752 to Steven D. Richmond and $193,336 to Steven R. Youngbauer.  Annual base compensation may be changed upon recommendation of the Compensation Committee and approval by the full Board.

Under the Plan and the Bonus Criteria, each of the Company’s executive officers will have the opportunity to earn an annual cash performance award of between 50% and 150% of base compensation.  Any such performance award will be based upon the Company attaining specified financial and/or production goals, with 25% allocated to each of the following categories:  (i) a 20% to 40% increase in the year-end proved reserves over 2013, (ii) a 25% to 55% increase in average daily production over 2013, (iii) cash flow from operations of $20 million to $30 million, and (iv) $0.05 to $0.15 net income per share.  All other Company employees are entitled to earn a performance award in amounts ranging from 5% to 75% of their annual base compensation, depending on their base compensation.  The Board may also pay awards to one or more individuals at the executive or non-executive level for extraordinary service.  Eligibility for all awards will be determined each year as soon as practicable after the Company files its Annual Report on Form 10-K for the period ending December 31, 2014.

The foregoing summary is qualified by reference to the text of the Plan and the Bonus Criteria, which are attached as exhibits to this report.

Item 9.01

Financial Statements and Exhibits

Exhibit 10.1   U.S. Energy Corp. Performance Compensation Plan.

Exhibit 10.2   U.S. Energy Corp. 2014 Bonus Award Matrix Criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: December 12, 2013	By:	/s/ Keith. Larsen
Keith G. Larsen, CEO